Exhibit 10.2.9

GUARANTY

(Parent Guaranty)

This Guaranty (this “Guaranty”), dated as of February 11th, 2009, is made by Brookdale Senior Living Inc., a Delaware corporation (together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, “Guarantor”) for the benefit of the parties identified as “Landlord” on Exhibit A, attached hereto and made a part hereof, or, with respect to the Agreements Regarding Leases identified on Exhibit A, PSLT-ALS Properties Holdings, LLC and PSLT-BLC Properties Holdings, LLC, (each such party, herein together with its respective successors and assigns, “Landlord” and, herein together with their respective successors and assigns as owners of the properties hereinafter collectively described, “Landlords”).

Landlords have previously acquired a fee simple or ground leased interest in the parcels of land described in the “Lease Agreements” identified on Exhibit A (as the same may be amended, restated, replaced, divided, or otherwise altered, the “Leases”) and the improvements located on said land (each a “Property” and, collectively, the “Properties”). Landlords lease the Properties to the entities identified as “Tenant” on Exhibit A, attached hereto and made a part hereof (each a “Tenant” and, collectively, the “Tenants”). Landlord may unilaterally update Exhibit A from time to time to reflect any lease and property that is or becomes the subject of a lease between a direct or indirect subsidiary of Guarantor and a direct or indirect subsidiary of Ventas, Inc. Each of the Leases, “Agreements Regarding Leases” identified on Exhibit A and documents relating thereto to which any Affiliate of Landlord and any Affiliate of any Tenant is a party (including the Second Tier Guaranties and any other guaranties of the Leases), is referred to herein as a “Lease Document” and collectively such documents are referred to herein, as amended from time to time, as the “Lease Documents.” The term “Lease Documents” as used herein shall include any and all amendments, restatements, replacements, or substitutions of any such documents from time to time as well as any document(s) executed under or in accordance with the provisions of Section 29 hereof, including any and all “New Leases” as defined therein. In conjunction with the Leases, Alterra Healthcare Corporation, a Delaware corporation delivered that certain Guaranty of Agreement Regarding Leases, dated as of October 20, 2004, in favor of PSLT-ALS Properties Holdings, LLC, a Delaware limited liability company, and Brookdale Living Communities, Inc., a Delaware corporation, and a successor by merger to BLC Senior Holdings Inc., a Delaware corporation has delivered that certain Guaranty of Agreement Regarding Leases, dated as of October 19, 2004, in favor of PSLT-BLC Properties Holdings, LLC, a Delaware limited liability company and that certain Guaranty of Lease, dated as of January 28, 2004, as amended by that certain First Amendment to Guaranty, dated as of February 20, 2004, that certain Second Amendment to Guaranty, dated as of February 26, 2004, that certain Third Amendment to Guaranty, dated as of March 10, 2004, that certain Fourth Amendment to Guaranty, dated as of March 30, 2004, that certain Fifth Amendment to Guaranty, dated as of May 13, 2004, that certain Sixth Amendment to Guaranty of Lease, dated as of June 18, 2004, and that certain Seventh Amendment to Guaranty, dated as of April 30, 2005 (all of the guarantors listed therein collectively referred to herein as the “Second Tier Guarantors” and all of the guaranties, as the same have been and may be amended, collectively referred to as the “Second Tier Guaranties”). Initially capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Lease for the 13 Grand Court properties identified on Exhibit A (the “Grand Court Master Lease”).

Guarantor directly or indirectly owns all the stock, partnership interests or membership interests, as the case may be, of each Tenant. In conjunction with the execution and delivery of this Guaranty, the Landlords have agreed to (i) amend the Grand Court Master Lease in certain respects pursuant to the Seventh Amendment to Master Lease (the “Lease Amendment”), dated as of the date of this Guaranty, (ii) amend the Grand Court Guaranty in certain respects pursuant to the Eighth Amendment to Guaranty, dated as of the date of this Guaranty (the “Guaranty Amendment”), (iii) enter into that certain Waiver Agreement, dated as of the date of this Guaranty (the “Waiver Agreement”), (iv) enter into that certain Second Amendment to Agreement Regarding Leases (Brookdale), dated as of the date of this Guaranty, (v) enter into that certain First Amendment to Agreement Regarding Leases (Alterra), dated as of the date of this Guaranty, (vi) enter into that certain First Amendment to Guaranty of Agreement Regarding Leases (Brookdale), dated as of the date of this Guaranty and (vii) enter into that certain First Amendment to Guaranty of Agreement Regarding Leases (Alterra), dated as of the date of this Guaranty. Landlords are unwilling to enter into the Waiver Agreement unless Guarantor enters into this Guaranty. Such Waiver Agreement, and the ownership by Landlord of the Properties and the lease of the Properties to Tenants are of direct benefit to Guarantor among other reasons because they substantially reduce the cost of reporting requirements and make it easier for Tenants to comply with certain financial covenants that put Tenant at an increased risk of default under the Lease Documents. Therefore, this Guaranty will benefit, directly or indirectly, Guarantor.

NOW, THEREFORE, in consideration of $10 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound, covenants and agrees with Landlords as follows:

1. Guaranty. Guarantor unconditionally and irrevocably guarantees to Landlords that (a) all Rent and all other sums due under the Lease Documents, whether due by acceleration or otherwise, including costs and expenses of collection (collectively, the “Monetary Obligations”) will be promptly and indefeasibly paid in full when due, in accordance with the provisions of the Lease Documents and (b) without limiting the foregoing, each of the Tenants, the Second Tier Guarantors (each, an “Obligor”) will perform and observe each and every covenant, agreement, term and condition of such parties in the applicable Lease Documents (the “Performance Obligations” and together with the Monetary Obligations, the “Guaranteed Obligations”). If, for any reason, any of the Monetary Obligations shall not be paid promptly when due after receipt of required notice to the applicable Tenant under the applicable Lease Document, if any, and after the expiration of any applicable grace period therefor, if any, Guarantor shall, immediately upon demand, pay the same to the applicable Landlord with interest and penalty due thereon, if any, as stated in the applicable Lease Document. In addition to the foregoing, Guarantor hereby becomes surety to Landlord for the due and punctual payment and performance of the Guaranteed Obligations, and, to the extent permitted by law, Guarantor hereby waives all defenses that may be available to Guarantor as a surety and guarantor other than the defenses of payment of the Monetary Obligations and performance of the Performance Obligations.

2. Nature of Guaranty. Landlords may each enforce this Guaranty without first having recourse against any Obligor or exhausting its rights or remedies under any Lease Document; provided, however, that nothing herein shall prohibit Landlord from exercising its rights against any or all Obligors simultaneously. This Guaranty and the obligations of Guarantor hereunder are present, primary, direct, continuing, unconditional, irrevocable and absolute. This Guaranty is a guaranty of payment and performance and not of collection.

3. Representations and Warranties. Guarantor represents, warrants and covenants to Landlords that (a) all reports, statements (financial or otherwise), certificates and other data furnished by or on behalf of Guarantor to any Landlord in connection with this Guaranty (except for the environmental reports, the property condition reports and the appraisals), are true and correct in all material respects, do not omit to state any material fact or circumstance necessary to make the statement contained therein not misleading and fairly represent the financial condition of Guarantor as of the respective date thereof, and no material adverse change has occurred in the financial condition of Guarantor since the date of the most recent of such financial statements; (b) Guarantor has derived or expects to derive financial and other advantages and benefits, directly or indirectly, from the making of this Guaranty and the Guaranteed Obligations, including as set forth in the introductory paragraphs to this Guaranty; (c) no representations or agreements of any kind have been made to Guarantor that would limit or qualify in any way the terms of this Guaranty; (d) no Landlord has made any representation to Guarantor as to the creditworthiness of any Obligor; (e) Guarantor has established adequate means of obtaining from each Obligor, on a continuing basis, information regarding such Obligor’s financial condition (but Guarantor’s failure to do so will not affect its obligations hereunder); (f) Guarantor will keep adequately informed of any facts, events or circumstances that might in any way affect Guarantor’s risks under this Guaranty (but Guarantor’s failure to do so will not affect its obligations hereunder); (g) Landlord shall have no obligation to disclose to Guarantor any information or documents (financial or otherwise) heretofore or hereafter acquired by Landlord in the course of its relationship with any Obligor; (h) there shall be no conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (collectively, a “Disposition”) of the direct or indirect interests in Guarantor on or subsequent to the date of this Guaranty such that after such Disposition any Person, together with its Affiliates, owns or controls, directly or indirectly, in the aggregate more than fifty percent (50%) of the beneficial ownership interests of Guarantor or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of Guarantor, whether through the ability to exercise voting power, by contract or otherwise (a “Change of Control”), unless (1) Guarantor, immediately following such Change of Control, has a Net Worth (as defined below) equal to or greater than $275,000,000 pursuant to Section 16; (2) there is no then existing monetary “Event of Default” under, and as defined in, any of the Lease Documents; and (3) such Change of Control would not otherwise result in a default or “Event of Default” under, and as defined in, any of the Lease Documents, this Guaranty or the Property Management Contract; (i) Guarantor shall not merge or consolidate with any other Person or sell all or substantially all of its assets to any other Person on or subsequent to the date of this Guaranty, unless (1) Guarantor, immediately following such merger, consolidation or sale, maintains a Net Worth equal to or greater than $275,000,000 pursuant to Section 16 (but Guarantor’s failure to do so will not affect its obligations hereunder); (2) there is no then existing monetary “Event of Default” under, and as defined in, any of the Lease Documents; and (3) such merger, consolidation or sale would not otherwise result in a default or “Event of Default” under, and as defined in, any of the Lease Documents, this Guaranty, or the Property Management Contract; (j) Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware; (k) Guarantor has the power and authority to execute, deliver and perform this Guaranty and to incur the obligations herein provided for; (l) Guarantor has taken all requisite actions necessary to authorize the execution, delivery and performance of this Guaranty; (m) this Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity; (n) the execution, delivery and performance of this Guaranty will not require any consent, approval, authorization, order or declaration of or filing or registration with any court, any Governmental Authority or any other Person; (o) the execution, delivery and performance of this Guaranty do not and will not conflict with, and do not and will not result in a breach of, any organizational document of Guarantor or any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor; (p) Guarantor is an Affiliate of each Obligor; and (q) there is no litigation pending or, to the knowledge of Guarantor, threatened against Guarantor that has not been disclosed in writing to Landlord and which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.

4. Guaranty Not Affected by Other Matters. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be discharged, affected or impaired by any of the following and any Landlord may at any time and from time to time, with or without consideration, without prejudice to any claim against Guarantor hereunder, without in any way changing, releasing or discharging Guarantor from its liabilities and obligations hereunder and without notice to or the consent of Guarantor, waive, release or consent to any of the following:

4.1. the waiver of the performance or observance by any Obligor to any of the agreements, covenants, terms or conditions contained in any Lease Document;

4.2. the extension, in whole or in part, of the time for payment by any Obligor of any sums owing or payable under any Lease Document, or of any other sums or obligations under or arising out of or on account of any Lease Document, or the renewal or extension of any Lease Document;

4.3. any sublease of any or all of any Property by the applicable Tenant to any other person;

4.4. any assumption by any person of any or all of any Obligor’s obligations under, or any Obligor’s assignment of any or all of its interest in, the applicable Lease Documents;

4.5. the waiver or release or modification or amendment (whether material or otherwise) of any provision of any Lease Document;

4.6. any failure, omission or delay on the part of Landlords to enforce, assert or exercise any right, power or remedy conferred on or available to Landlords in or by the Lease Documents, or any action on the part of Landlord granting indulgence or extension in any form whatsoever;

4.7. the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting any Obligor or Guarantor or any of their assets or any impairment, modification, release or limitation of liability of Landlord, any Obligor or Guarantor or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the U.S. Bankruptcy Code or other similar statute of any other state or nation or from the decision of any court;

4.8. the release of any Obligor from the performance or observance of any of the agreements, covenants, terms or conditions contained in the applicable Lease Documents by operation of law;

4.9. the power or authority or lack thereof of any Obligor to execute, acknowledge or deliver the applicable Lease Document;

4.10. the legality, validity or invalidity of any Lease Document;

4.11. the existence or non-existence of any Obligor as a legal entity or the existence or non-existence of any corporate or other business relationship between any Obligor and Guarantor;

4.12. any sale or assignment by a Landlord of this Guaranty and/or any Lease Document (including any assignment by Landlord to any mortgagee);

4.13. any default by Guarantor under this Guaranty or any right of setoff, counterclaim or defense (other than payment in full of the Monetary Obligations in accordance with the terms of any Lease Document) that Guarantor may or might have to its undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by Guarantor; or

4.14. any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of Guarantor (whether or not Guarantor shall have knowledge or notice thereof) other than payment in full of the Monetary Obligations.

Without in any way limiting the generality of the foregoing, Guarantor specifically agrees that if any Obligor’s obligations under the applicable Lease Documents are modified or amended with the express written consent of the applicable Landlord, this Guaranty shall extend to such obligations as so amended or modified.

5. General Waivers. Guarantor hereby waives notice of (a) Landlords’ acceptance of this Guaranty or its intention to act or its actions in reliance hereon; (b) the present existence or future incurring of any Guaranteed Obligations or any terms or amounts thereof or any change therein; (c) any default by any Obligor or any surety or guarantor; (d) the obtaining of any guaranty or surety agreement (in addition to this Guaranty and the Second Tier Guaranties); (e) the obtaining of any pledge, assignment or other security for any Guaranteed Obligations; (f) the release of any Obligor or any surety or guarantor; (g) the release of any collateral; (h) any other demands or notices whatsoever with respect to the Guaranteed Obligations or this Guaranty; (i) presentment, demand, protest, nonpayment, intent to accelerate, and protest in relation to any instrument or agreement evidencing any Guaranteed Obligations. Guarantor hereby further waives (j) promptness and diligence; (k) all other notices, demands and protests, and all other formalities of every kind, in connection with the enforcement of any Lease Document or of the obligations of Guarantor hereunder, the omission of, or delay in, which, but for the provisions of this Section 5, might constitute grounds for relieving Guarantor of its obligations hereunder; and (l) any requirement that Landlord protect, secure, perfect or insure any lien or security interest or other encumbrance or any property subject thereto or pursue or exhaust any right or take any action against or, with respect to, any Obligor or any other person or entity or any collateral (including any rights relating to marshalling of assets).

6. Waiver of Defenses. Without limiting the provisions of Section 4, Guarantor expressly waives any and all rights to defenses arising by reason of (a) if applicable, any “one-action” or “anti-deficiency” law or any other law that may prevent any Landlord from bringing any action, including a claim for deficiency against Guarantor, before or after such Landlord’s commencement or completion of any action against any Obligor; (b) ANY ELECTION OF REMEDIES BY ANY LANDLORD (INCLUDING WITHOUT LIMITATION ANY TERMINATION OF ANY LEASE DOCUMENT) THAT DESTROYS OR OTHERWISE ADVERSELY AFFECTS GUARANTOR’S SUBROGATION RIGHTS OR GUARANTOR’S RIGHTS TO PROCEED AGAINST ANY OBLIGOR FOR REIMBURSEMENT; (c) any disability or other defense of any Tenant, any Second Tier Guarantor or of any other guarantor, or by reason of the cessation of any Obligor’s liability from any cause whatsoever, other than full and final payment in legal tender of the Guaranteed Obligations; (d) any right to claim discharge of the Guaranteed Obligations on the basis of unjustified impairment of any collateral for the Guaranteed Obligations; (e) any change in the corporate relationship between Guarantor and any Obligor or any termination of such relationship; (f) any irregularity, defect or unauthorized action by any Landlord, any Obligor or any other guarantor or surety or any of their respective officers, directors or other agents in executing and delivering any instrument or agreements relating to the Guaranteed Obligations or in carrying out or attempting to carry out the terms of any such agreements; (g) any receivership, insolvency, bankruptcy, reorganization or similar proceeding by or against any Obligor, any Landlord or any other surety or guarantor; (h) any setoff counterclaim, recoupment, deduction, defense or other right that Guarantor may have against Landlord, any Obligor or any other Person for any reason whatsoever whether related to the Guaranteed Obligations or otherwise; (i) any assignment, endorsement or transfer; in whole or in part, of the Guaranteed Obligations, whether made with or without notice to or consent of Guarantor; (j) if the recovery from any Obligor or any other guarantor becomes barred by any statute of limitations or is otherwise prevented; or (k) any neglect, delay, omission, failure or refusal of Landlord to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any lien or right of security (including perfection thereof) existing or to exist in connection with, or as security for, any of the Guaranteed Obligations, it being the intention hereof that Guarantor shall remain liable as a principal on the Guaranteed Obligations notwithstanding any act, omission or event that might, but for the provisions hereof, otherwise operate as a legal or equitable discharge of Guarantor.

7. Rejection of Lease Document. Guarantor agrees that, in the event of the rejection or disaffirmance of a Lease Document by any Obligor or any Obligor’s trustee in bankruptcy pursuant to any bankruptcy law or any other law affecting creditors rights, Guarantor will, if the applicable Landlord so requests, assume all obligations and liabilities of such Obligor under the applicable Lease Document, to the same extent as if Guarantor was a party to such document and there had been no such rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of such Landlord upon or after such rejection or disaffirmance and such assumption will be without limitation upon Guarantor’s obligations under this Guaranty. Guarantor, upon such assumption, shall have all rights of the applicable Obligor under the applicable Lease Document to the fullest extent permitted by law.

8. Events of Default. The following events, following the expiration of the applicable cure periods, are sometimes referred to in this Guaranty as an “Event of Default”:

8.1. If default shall be made in the payment of any sum required to be paid by Guarantor under this Guaranty;

8.2. If default shall be made in the observance or performance of any of the covenants in this Guaranty which Guarantor is required to observe and perform;

8.3. If an “Event of Default” (as defined therein) shall occur under any of the Lease Documents;

8.4. If any representation or warranty made by Guarantor herein or in any certificate, demand or request proves to be incorrect in any material respect when made;

8.5. If Guarantor (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

8.6. If any petition is filed by or against Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Guarantor and such proceeding is not dismissed within ninety (90) days after institution thereof, or Guarantor or shall take any action to authorize or effect any of the actions set forth above in this Section 8.6;

8.7. If a Change of Control in violation of Section 3(h) of this Guaranty shall occur;

8.8. If, without Landlords’ prior written consent, Guarantor shall fail to comply with Section 16 of this Guaranty;

8.9. If there is a consolidation, merger or transfer of all or substantially all of the assets of Guarantor in violation of Section 3(i) of this Guaranty;

8.10. If there is a default or an event of default under any one or more Guarantor Credit Agreements, to the extent such default or event of default results in an acceleration under such Guarantor Credit Agreements aggregating $25,000,000 or more of indebtedness; “Guarantor Credit Agreement” shall mean any credit agreement, guaranty or similar agreement to which Guarantor is a party and under which Guarantor has, at its inception or otherwise, any recourse obligation or for which Guarantor provides credit enhancement or support;

8.11. If any receiver, trustee, custodian or other similar official shall be appointed for Guarantor and any such appointment is not dismissed within ninety (90) days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment;

8.12. If Guarantor is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution; or

8.13. If Tenants under the Leases set forth in Exhibit A as “Grand Court Leases” shall fail to maintain, as of the end of each fiscal quarter, a Portfolio Coverage Ratio (as defined in the Grand Court Master Lease) of not less than 1.10 to 1.00 in breach of Section 8.2.8 of such Leases, subject to such Tenant’s rights to cure such “Event of Default” as provided in Section 8.2.8 of such Grant Court Master Lease.

Upon the occurrence of any such Event of Default, in addition to whatever rights at law or equity it might have to enforce this Guaranty, Landlord shall, at its sole option, have the right to declare an Event of Default under, and as defined in, the Lease Documents, pursuant to the terms thereof.

9. Subordination. Guarantor agrees that any claim or claims or liens or security interests it may now have or may in the future have against any Obligor are or shall be subordinate to such Obligor’s obligations to the applicable Landlord under the applicable Lease Document until such Obligor’s obligations under such Lease Document have been fully and indefeasibly performed and any payments thereunder are not subject to recovery by or on behalf of a trustee in bankruptcy. Guarantor waives all rights of subrogation against any Obligor for any amounts expended by Guarantor under this Guaranty until such Obligor’s obligations under the applicable Lease Document have been fully performed and any payments thereunder are not subject to recovery by or on behalf of a trustee in bankruptcy.

10. Reimbursement of Landlord. If any Landlord incurs any (i) expenses in the enforcement of this Guaranty or (ii) any costs payable to third parties in the administration of this Guaranty, in each case including but not limited to actual third party administrative costs, reasonable attorneys’ fees and disbursements, whether or not legal action is instituted, Guarantor shall pay the same immediately upon demand by such Landlord, which shall be accompanied by evidence of such expenses.

11. Waiver in Writing. None of the Landlords shall, by any act of omission or commission, be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by such Landlord, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

12. Reporting. Guarantor shall deliver to each Landlord and to any lender or purchaser designated by any Landlord the following information:

12.1. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter (based on the fiscal year of Guarantor):

12.1.1. In hard copy and electronic format, and presented on a consolidated basis, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Guarantor, including a balance sheet and operating statement as of the end of such fiscal quarter, together with related statements of income, members’ or partners’ capital and cash flows for such fiscal quarter and for the portion of such fiscal year ending with such fiscal quarter.

12.1.2. As of such quarter-end, all loss runs and material actuarial reports, studies, reviews and analysis, if any, prepared by or on behalf of Guarantor and each of its subsidiaries or their insurance actuaries, quarterly and otherwise, concerning Guarantor’s and each of its subsidiaries’ reserves for expenses relating to malpractice or professional liability and malpractice or professional liability insurance.

12.2. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter (based on the fiscal year of Guarantor):

12.2.1. In hard copy and electronic format, and presented on a consolidated basis, (i) an Officer’s Certificate certifying that the items provided to Landlord under Section 12.1.1 are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; (ii) an Officer’s Certificate certifying as of the date thereof whether, to the best of Guarantor’s knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default and if such Event of Default or latent Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (iii) an Officer’s Certificate certifying as of the date thereof a clear, reasonably detailed explanation of the calculations of the Portfolio Coverage Ratio. “Portfolio Coverage Ratio” shall mean the ratio of (A) the Cash Flow under all of the Leases identified as “Grand Court Leases” on Exhibit A, for all of the Facilities (as defined in the Grand Court Leases) for the applicable period; to (B) Fixed Rent under all of the Grand Court Leases, and all other debt service and lease payments relating to such Facilities for the applicable period calculated on a trailing twelve (12) month basis.

12.3. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Guarantor, in hard copy and electronic format, and presented on a consolidated basis, financial statements prepared for such year with respect to Guarantor, including a balance sheet and operating statement as of the end of such year, together with related statements of income and members’ or partners’ capital for such fiscal year, audited by a “Big Four” accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to Landlords, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consolidated basis, and such opinion shall be an unqualified opinion and have no explanatory language, whether in the body of the opinion or in the footnotes, regarding the Guarantor’s ability to continue as a going concern. Together with Guarantor’s annual financial statements, Guarantor shall furnish to Landlords an Officer’s Certificate certifying as of the date thereof whether, to the best of Guarantor’s knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default by Guarantor under this Guaranty, and if such Event of Default or latent Event of Default exists, the nature thereof the period of time it has existed and the action then being taken to remedy the same.

12.4. Guarantor shall provide to Landlords any notices or reports Guarantor is required to provide to either or both of the lender or the agent pursuant to the Bank of America Credit Agreement (defined below) at the same time as such reporting is required to be made pursuant to the Bank of America Credit Agreement.

12.5. As soon as available, copies of any notices of defaults (and notices of any event or circumstance that with the giving of notice, the passage of time, or both, would become a material default) relating to any credit agreements of Landlord and any material credit agreement or lease of Guarantor or any Obligor.

13. Immediate Jeopardy Reporting. Guarantor shall transmit to each Landlord, within five (5) Business Days after receipt thereof (or immediately with respect to any correspondence related to an “immediate jeopardy” event), any material communication affecting one or more of the Properties, Obligors, Guarantor, Property Manager, any Affiliate of any Obligor or Guarantor, this Guaranty and the Lease Documents. Guarantor shall promptly respond to inquiries with respect to such information. Guarantor shall notify Landlords in writing promptly after Guarantor obtains knowledge of any potential, threatened or existing litigation or proceeding, which could have a material adverse effect on any Obligor, Guarantor, any Affiliate of any Tenant, Guarantor, Property Manager, or any Property, against, or investigation of, any Obligor, Guarantor, any Affiliate of any Tenant, Guarantor, Property Manager or any Property that may affect the right to operate one or more of the Properties, or Landlords’ title to any Property.

14. Public Company Reporting. Guarantor shall deliver, as soon as reasonably available, to Landlord in accordance with Section 18 copies of any Forms 10K, 10Q and 8K, and any other annual, quarterly, monthly or other reports, copies of all registration statements and any other public information that Guarantor or Affiliate of Guarantor files with the SEC or any other Governmental Authority promptly upon the furnishing thereof to the shareholders of Guarantor or Affiliate of Guarantor, copies of all statements, reports, notices and proxy statements so furnished.

15. Discussion of Financial Matters. On a quarterly basis, Guarantor shall permit, and upon request by any Landlord, shall make appropriate arrangements for and cause, such Landlord and/or such Landlord’s representatives to discuss the affairs, operations, finances and accounts of each Obligor, Guarantor and Property Manager with, and be advised as to the same by, corporate officers of Guarantor as such Landlord may reasonably request, all as such Landlord may deem appropriate for the purpose of verifying any report(s) delivered by Guarantor to such Landlord under this Guaranty or any Lease Document or for otherwise ascertaining compliance with this Guaranty by Guarantor, or with the Lease Documents by the Obligors or the business, operational or financial condition of such Obligors, Guarantor and/or their respective Affiliates and/or any of the Properties. Without limitation of the foregoing, from time to time promptly following receipt of written notice from any Landlord to Guarantor (and in any event within five (5) Business Days of such receipt), Guarantor shall permit, and shall make appropriate arrangements for and cause, such Landlord and/or such Landlord’s representatives to discuss the business, operational and financial condition of specific Property(ies) designated by such Landlord with, and be advised as to the same by, appropriate personnel of Guarantor, Obligors and Property Manager having operational and accounting responsibilities for the Property(ies) so specified by such Landlord and to review, and make abstracts from and copies of, the books, accounts and records of Guarantor, Obligors and/or their respective Affiliates relative to any such Property(ies), and, unless an Event of Default has occurred and is continuing, conducted at such Landlord’s sole cost and expense (but only as to cost and expense of such Landlord), in each case provided, and on the condition, that any such discussions or reviews, abstracting or copying shall not materially interfere with Guarantor’s business operations relative to any affected Property(ies). Unless otherwise agreed in writing by any Landlord and Guarantor, all of the discussions, reviews, abstracting and copying referenced in this Section 15 shall occur during normal business hours.

16. Net Worth Requirement. Guarantor shall maintain as of the last day of each calendar quarter a Net Worth of not less than $275,000,000; provided that, the failure to maintain such Net Worth shall not constitute an Event of Default if (1) Guarantor’s Net Worth at all times remains at least $100,000,000 and (2) Guarantor has paid to Landlord any required Net Worth Deposits in accordance with the terms hereof. All determinations of Net Worth in this Section 16 shall be made based on the Net Worth Report (as defined below). If the Guarantor’s Net Worth is ever below $275,000,000 (as reflected on any Net Worth Report), then Guarantor shall be required to deposit (such deposit, the “Net Worth Deposit”) with Landlord, within five (5) Business Days following the determination thereof, an amount (the “Required Net Worth Deposit Amount”) equal to (i) the product of (x) the monthly amount of Fixed Rent then due under the Grand Court Leases, plus the monthly Base Rent (as defined in the Leases other than the Grand Court Leases) then due under the Leases other than the Grand Court Leases (collectively, the “Lease Rent”) and (y) the applicable number of months (the “Rent Multiplier”) set forth in the chart below that corresponds to such Net Worth of Guarantor:

Net Worth ($):	Number of Months:

If less than 275,000,000, but equal to or greater than 250,000,000	3.0

If less than 250,000,000, but equal to or greater than 200,000,000	6.0

If less than 200,000,000, but equal to or greater than 150,000,000	9.0

If less than 150,000,000, but equal to or greater than 100,000,000	12.0

Upon each January 1st and upon any increase in the Rent Multiplier, Guarantor shall deposit with Landlord and additional portion of the Net Worth Deposit equal to the (a) the Required Net Worth Deposit Amount, minus (b) the amount of any unrefunded Net Worth Deposit deposited with Landlord by Guarantor. The Net Worth Deposit shall be the property of Landlord and may be commingled with any other funds of Landlord. Any interest on the Net Worth Deposit shall be retained by Landlord and Guarantor shall no rights with respect to any such interest. The Net Worth Deposit shall secure payment and performance of the Guaranteed Obligations and, upon the occurrence of any Event of Default, Landlord may apply the Net Worth Deposit to the Guaranteed Obligations in such order and manner as it may determine in its sole discretion and any such application shall reduce the amount of the Net Worth Deposit. Notwithstanding anything to the contrary herein, it shall be an Event of Default if the Guarantor shall fail to maintain for each calendar quarter a Net Worth of at least $100,000,000. Provided that no Event of Default or Material Adverse Change has occurred hereunder or under any of the Lease Documents, if Guarantor’s Net Worth increases such that for two consecutive quarters the Net Worth Deposit, exclusive of interest, held by Landlord exceeds the Required Net Worth Deposit Amount (as evidenced by the Net Worth Report), then within five (5) Business Days following such determination and notice thereof from Guarantor, Landlord shall refund such excess portion to Guarantor, such excess portion shall be equal to (x) the Net Worth Deposit held by Landlord, minus (y) (i) the Rent Multiplier applicable to the lowest Net Worth of Guarantor during such two quarter period, multiplied by (ii) the Lease Rent on the date of such determination. No later than 93 days after the full, final and indefeasible performance and satisfaction of all of the Guaranteed Obligations, an amount equal to any remaining Net Worth Deposit shall be refunded to Guarantor.

“Net Worth” shall mean, at any date, an amount equal to, as determined in accordance with GAAP, (x) the consolidated assets of Guarantor at such date minus (y) (i) the total consolidated liabilities of Guarantor at such date, and (ii) the total consolidated intangible assets shown at such date on the Guarantor’s GAAP balance sheet. As soon as available, and in any event within 40 days after the end of each calendar quarter (including the last quarter of the year), Guarantor shall deliver to each Landlord, in hard copy and electronic format, an Officer’s Certificate (the “Net Worth Report”) accurately and truthfully certifying (i) the Net Worth of Guarantor; (ii) the calculations on which such determination was made; and (iii) supporting documentation demonstrating the accuracy of the calculations on which such determination was made. If Guarantor fails to timely provide such Officer’s Certificate or if such certificate is not accurate or truthful in any respect, the Net Worth Report shall be deemed to have been delivered reporting a Net Worth of $0.

“Material Adverse Change” shall mean any event or change in condition that (a) has, or is reasonably expected to have, a material adverse effect on the business, assets, properties, operations or financial condition of Guarantor or any Tenant or (b) materially impairs, or is reasonably expected to impair, the ability of Guarantor or any Tenant to perform its material obligations under any Lease Document; provided, however, that any event or change in condition will be deemed to have been a “Material Adverse Change” if such event or change in condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a materiality exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Change”, even though, individually, such event or change in condition would not do so.

For example, and not in limitation of the other provisions of this Section 16, if the Net Worth Report for March 31, 2009 reports a Net Worth of $150,000,000, the Net Worth Report for June 30, 2009 reports a Net Worth of $200,000,000, the Net Worth Report for September 30, 2009 reports a Net Worth of $150,000,000 and the Net Worth Report for December 31, 2009 reports a Net Worth of $200,000,000, then following the Net Worth Report for March 31, 2009, Guarantor would be required to post a Net Worth Deposit of 9.0 months of Lease Rent, which would stay in place even after the Net Worth Report for December 31, 2009. If the March 31, 2010 Net Worth Report reports a Net Worth of $275,000,000, then assuming the other conditions for the return of the Net Worth Deposit are met, Guarantor would be entitled to a refund of that unapplied portion of the Net Worth Deposit in excess of 6.0 months of Lease Rent held by Landlord (6.0 being the Rent Multiplier corresponding to the December 31, 2009 Net Worth Report).

17. Restrictive Covenants. Guarantor and its Affiliates (excluding, however, Fortress Investments Group, LLC and Capital Z Financial Services Fund, LLC, and Affiliates of either of them (other than Guarantor and its direct or indirect subsidiaries)) shall be subject to the restrictive covenants and conditions contained in Exhibit D attached to the Grand Court Leases, subject to the limitations contained in Exhibit D attached to the Grand Court Leases. Upon the occurrence of any Change of Control, whether or not consented to by Landlords, Guarantor shall, if reasonably required by any Landlord, cause the person or entity, as determined by such Landlord, to execute a guaranty of all of Lease Documents for the benefit of such Landlord in the form of this Guaranty.

18. Notice. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered by hand, in which case such notice shall be deemed received upon delivery, by reputable nationally recognized overnight courier service, in which case such notice shall be deemed received the next Business Day, or by confirmed facsimile, in which case such notice shall be deemed received the same day, addressed to the respective parties, as follows:

To Guarantor:

Brookdale Senior Living, Inc.

111 Westwood Place, Suite 200

Brentwood, TN 37027

Attention: Andy Smith

Facsimile: (615) 564-8033

With a copy to:

Brookdale Senior Living, Inc.

6737 W. Washington Street, Suite 2300

Milwaukee, WI 53214

Attention: Kristin Ferge

Facsimile: (414) 918-5050

To Landlord:

Ventas Realty Limited Partnership

c/o Ventas, Inc.

111 South Wacker Drive

Suite 4800

Chicago, IL 60606

Attention: Asset Manager

Facsimile: (312) 596-3850

With a copy to:

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, KY 40223

Attention: General Counsel

Facsimile: (502) 357-9001

or to such other address as the parties hereto may hereunder designate in writing.

19. Termination and Reinstatement. The obligations of Guarantor under this Guaranty shall automatically terminate after each Landlord has received, and not been required to disgorge any part of, indefeasible payment of all Monetary Obligations and all other sums due and owing under this Guaranty. If payment is made by any Obligor or Guarantor, or by any third party, on the Monetary Obligations and thereafter any Landlord is forced to remit, rescind or restore the amount of that payment under any federal or state bankruptcy law or law for the relief of debtors or for any other reason, (a) this Guaranty shall be automatically reinstated to the extent of such amounts; (b) the amount of such payment shall be considered to have been unpaid at all times for the purposes of enforcement of this Guaranty; and (c) the obligations of Obligor guaranteed herein shall be automatically reinstated to the extent of such payment.

20. Mortgages of Properties. If any Landlord proposes to grant a mortgage on or refinance any mortgage of any Property, Guarantor agrees to cooperate in the process, and cause its Affiliates (including Tenant) to cooperate in such process, and shall permit such Landlord and the proposed mortgagee, at such Landlord’s expense, to meet with officers of Guarantor at Guarantor’s offices and to discuss the Guarantor’s business and finances and to meet with, and discuss the operations at the Property(ies) with, the employees of the Guarantor and/or its Affiliates in charge of operations. Guarantor’s and such Affiliates’ cooperation shall include agreeing to be bound by and comply with such terms as are requested by the mortgage lender or its servicer, provided that the terms are usual and customary for the same or similar financing transactions for that or similar mortgage lenders or agencies. Guarantor agrees that, at a minimum, terms similar to those that were part of the transactions relating to that certain Multifamily Mortgage, Assignment of Rents and Security Agreement (New Jersey), dated as of December 11, 2007, between Brookdale Living Communities of New Jersey, LLC and MMA Mortgage Investment Corporation (the “Brendenwood Financing”) shall be deemed to be usual and customary. On request of such Landlord, Guarantor agrees to provide any such prospective mortgagee the information to which Landlord is entitled hereunder, provided that if any such information is not publicly available, such nonpublic information shall be made available only on a confidential basis.

21. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois, other than its doctrine regarding conflicts of laws. Guarantor irrevocably submits to the personal jurisdiction of any federal or state court sitting in the State of Illinois with respect to any matter arising under this Guaranty. Guarantor consents to jurisdiction of the courts of the State of Illinois and of the Federal courts sitting in the State of Illinois, and consents to venue in the State of Illinois, and Guarantor waives any right to stay, remove, or otherwise directly or indirectly interfere with such action based on such jurisdiction.

22. Miscellaneous. This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Landlords and any Landlord’s mortgagee of any Property from time to time, if any; provided, however, that Landlords may, in their sole discretion, elect to waive any Event of Default, prospective or otherwise, by giving written notice to Guarantor, which notice shall be revocable at any time at Landlord’s option. This Guaranty shall be binding upon Guarantor and shall inure to the benefit of each Landlord and its successors and assigns as permitted hereunder, including, without limitation, any mortgagee of any Landlord’s interest in any Property. In the event any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. As used herein, the terms “Tenant” and “Tenants” both include any successors and assigns with respect to the Leases. As used herein, the term “Second Tier Guarantor” includes its successors and assigns with respect to the applicable Second Tier Guaranty.

23. Landlord Transfer of Properties. To the extent any Landlord may assign its interest in the Leases pursuant to the terms thereof, the rights of such Landlord under this Guaranty may be assigned in whole or in part by such Landlord, its successors and assigns, whether directly or by way of a grant of a security interest herein, without the consent of Guarantor.

24. Certificate of Confirmation. Within ten (10) days after request by any Landlord, Guarantor shall deliver a certificate confirming that this Guaranty is in full force and effect and unamended (or, if amended, specifying such amendment), and whether, to the actual knowledge of Guarantor, any default exists under any Lease or under this Guaranty.

25. Underlying Lease Obligations in Full Force and Effect. Guarantor represents, warrants and agrees that: (i) the Lease Documents are valid, binding and in full force and effect; (ii) Obligor has no defenses, counterclaims, liens or claim of offset or credit under any of the Lease Documents or against rents, or any other claims against any Landlord, including with respect to the condition of any Property or the surrounding area; (iii) no Obligor is the subject of any bankruptcy, insolvency or similar proceeding in any federal, state or other court or jurisdiction; (iv) no Obligor has subleased any material portion of the Property or assigned any of its rights under any Lease Document; and (v) each party that is a signatory to any of the Lease Documents has performed all of its duties and obligations thereunder and under any and all instruments or agreements executed or delivered in connection therewith.

26. Cross Default. It shall be an Event of Default if: (i) there occurs any default, beyond the expiration of any applicable grace or cure periods, by any obligor under the primary credit facility under which Guarantor or any subsidiaries of Guarantor have obligations (as defined in 6th Amendment to Grand Court Guaranty) which, as of the date of this Guaranty is that certain Amended and Restated Credit Agreement (the “Bank of America Credit Agreement”), dated as of November 15, 2006, among Brookdale Senior Living Inc. and the several lenders from time to time parties thereto, amended in 2008 to name Bank of America as the administrative agent (Guarantor warrants as of the Effective Date that, except as disclosed in Guarantor’s public filings, such primary facility will be the only material credit facility under which Guarantor and its subsidiaries have obligations), all amendments thereto, restatements thereof, replacements thereof (partial or total), refinancings thereof (partial or total) and/or substitutions therefore; (ii) Guarantor or any Subsidiary (including the Tenants) is in default, beyond the expiration of any applicable grace or cure periods, under or breaches (w) any Tax Matters Agreement (as defined in the Grand Court Master Lease), (x) any Stock Purchase Agreement (as defined in the Grand Court Master Lease), (y) any Agreement Regarding Leases, (z) any Lease Document, as the foregoing (w) through (z) may be amended, extended, replaced or restated, that in the aggregate result in obligations of $2,000,000 or more becoming due and payable; or (iii) (a) Guarantor is in default under or breaches any other any contracts or other agreements (including guarantees and indemnities) that in the aggregate result in obligations of Guarantor of $10,000,000 or more becoming due and payable, and (b) the obligees with respect thereto have taken actions to enforce (including initiating or commencing any action to enforce any remedies or to collect any amounts owing, but provided that “actions to enforce” shall be deemed to exclude sending a default notice or notice of acceleration without any other action being taken) such obligations of Guarantor. Guarantor shall notify the Landlords within five Business Days of any of the events described in the preceding sentence.

27. Changes to Properties and Leases. Guarantor hereby acknowledges and agrees that Landlord or its Affiliates may, from time to time, without consent of, or notice to, Guarantor upon executing additional documents with Affiliates of Guarantor or modifying the then-existing Lease Documents, add, remove or amend the properties, landlords, tenants and/or the Lease Documents contained on Exhibit A attached hereto, and this Guaranty shall automatically and with no further action be amended to include the properties, landlords, tenants or the Lease Documents as so added, removed or amended. Guarantor agrees, upon receipt of request from any Landlord, to execute such further amendments, confirmations or other documents reasonably required by such Landlord to evidence the provisions of this Section 27.

28. Replacement of Guarantor Officers. Guarantor must provide prompt written notice to each Landlord of the replacement of any of the Chairman, the Chief Executive Officer, the Co-President, the Chief Operating Officer and the Chief Financial Officer and, upon request of any Landlord, arrange a meeting with such officers of Guarantor as such Landlord shall request. No failure of Guarantor under this Section 28 shall constitute a default or Event of Default under this Guaranty.

29. New Leases. The term “Lease” as used in this Section 29 shall not include (i) the Grand Court Master Lease or derivatives thereof, with respect to which the terms of Sections 39 and 40 shall continue to govern the separation and recombination of such Grand Court Master Lease or (ii) the Leases governing those properties known as Grand Court Kansas City and Grand Court Farmington Hills. Each Landlord shall have the right, at any time and from time to time during the effectiveness of any given Lease (such Lease, the “Original Lease”), by written notice to Guarantor, to require the Guarantor to cause the Tenants (referred to in this Section 29 in the plural even though there may be only a single Tenant) under the Original Lease to execute an amendment to such Lease whereby one or more Properties (individually, a “Transferred Property” or collectively, “Transferred Properties”) are separated and removed from such Lease, and simultaneously to execute a substitute lease or leases (the “New Lease”) with respect to such Transferred Property(ies), subject to the terms and provisions of this Section 29; provided that such New Lease may not include Properties that were not governed by the Original Lease (including successors to, and predecessors of, the Original Lease). For purposes of this Section 29, the Leases identified on Exhibit A as the “Alterra Leases” shall be treated as a single Original Lease, such that, for example, the Transferred Properties from each Alterra Lease could be subject to a single New Lease. Guarantor shall also cause the affiliates of the Tenants of the Original Lease to execute and enter into such other agreements and instruments as are contemplated by this Section 29.

29.1. New Lease. The New Lease shall be effective as of the date specified in Section 29.5 below (the “Property Transfer Date”), and shall be in the same form and substance as the Original Lease, but with conforming changes to reflect a different set of Properties. Such conforming changes shall include, for example, the following changes to the Original Lease:

29.1.1. Fixed Rent. The initial “Fixed Rent” (including Base Rent or other comparable term) for such Transferred Property shall be an amount equal to the allocated rent for such Transferred Property in effect under the Original Lease immediately prior to the Property Transfer Date. Any rental escalations required under the Original Lease shall be made for each Transferred Property under the New Lease on the same date and in the same manner as is required under the Original Lease, in the full amount required as if such Transferred Property had been under the New Lease for a full year, notwithstanding that the period from the Property Transfer Date to the rent escalation date for each Transferred Property may be less than one full year.

29.1.2. Other Value. Any terms, definitions or amounts or provisions linked under the Original Lease to the value of the Transferred Properties, rent (“Allocated Rent”) allocable to the Transferred Properties, or that allocates rent among the Transferred Properties, shall be incorporated into the New Lease with any necessary adjustments to reflect that the New Lease includes only the Transferred Properties.

29.1.3. Liabilities and Obligations. The New Lease shall provide that each Tenant under the New Lease shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under the Original Lease, insofar as they relate to the Transferred Premises, that were not paid, performed and satisfied in full prior to the commencement date of the New Lease (and the Tenants under the Original Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the commencement date of such New Lease), and shall further provide that the Tenants under the Original Lease shall not be responsible under the Original Lease for the payment, performance or satisfaction of any duties, obligations and liabilities of the Tenants under the New Lease arising after the Property Transfer Date.

29.1.4. Modification of Certain Provisions. At the election of Landlord, any or all provisions pertaining to the REIT status of Ventas, Inc. or other entity in Landlord’s organizational structure shall not be included in the New Lease. In addition, Landlord may delete and eliminate from such New Lease such provisions from the Original Lease as it reasonably determines to be required, and make such other conforming changes, based on the later date of the New Lease (including changed circumstances such as a different ownership structure), provided such deletions, eliminations and conforming changes do not materially alter the terms under which the Tenant leases the Transferred Property as set forth in the Original Lease immediately prior to the Property Transfer Date.

29.1.5. Security Deposit; Escrow Deposits. The New Lease shall contemplate security deposits and escrow deposits in the same manner or fashion as contemplated by the Original Lease, and such security deposits and escrows shall continue to secure all of the obligations that security deposits and escrows secure under the Original Lease to the extent permitted by any applicable lender. Any cash deposit requirements shall initially be funded by Landlord, on a proportional basis, from the security deposit and the escrow accounts held by Landlord under the Original Lease. Alternatively, if security deposits under the Original Lease were in the form of letters of credit, then Tenants shall cause new letters of credit to be issued for any deposits required under the New Lease by delivering a letter of credit to Landlord and Landlord and Tenant shall cooperate to enable Tenants to substitute new letters of credit in amounts reduced by the amount of the corresponding letters of credit under the New Lease.

29.1.6. Recombination. The New Lease will include provisions to allow for recombination of the Original Lease with the New Lease at Landlord’s discretion provided such recombination shall (i) not involve the combination of the New Lease with leases other than the Original Lease (including its predecessors and successors) or (ii) result in the combination of any properties other than those at any time subject to the Original Lease (including its predecessors and successors) and such recombination shall be further subject to the following:

29.1.6.1. The recombination of the New Lease and the Original Lease (whether documented as an amendment to the Original Lease or as an amended and restated lease, the “Recombined Lease”) shall (i) be in the same form and substance as the Original Lease, but with conforming changes to reflect the Properties (the “Recombined Properties”) subject thereto, (ii) combine all of the Fixed Rents payable with respect to the Recombined Properties (with any rental escalations to occur on the same dates and in the same manner as required under the New Lease and the Original Lease), (iii) incorporate any terms, definitions, or amounts or provisions linked to the value of the Recombined Properties or Allocated Rent or that allocates rent among the Recombined Properties and/or any other properties, (iv) reflect revisions consistent with Section 29.1.4, (v) require the Landlord and the Tenant to allocate security deposits and obtain letters of credit (or substitutions thereof) consistent with Section 29.1.5 and (vi) such other provisions as are consistent with Sections 39.2.5 through 39.5 of the Grand Court Lease.

29.1.7. Limitation on Impact. As used herein, the term “Impacted Leases” shall mean, collectively, (a) any New Lease, (b) any Original Lease or any amendment to (or amendment or restatement of) the Original Lease, (c) any Recombined Lease, (d) any amendment or reinstatement of any leases which remain in effect with respect to other properties after the Transferred Properties or any portion thereof become Recombined Properties and (e) any documents or instruments related to or delivered in connection with the documents referenced in (a)–(d), including without limitation any ARLs. The terms and provisions of the Impacted Leases pursuant to this Section 29 shall not result in (i) any material adverse effect on the rights or benefits of the Tenants and Tenant affiliated parties under the Impacted Leases, (ii) any material increase in any burdens or obligations imposed on the Tenants and the Tenant affiliated parties under the Impacted Leases, (iii) any change in any economic terms, including financial or other covenants (including their application and measurement) relating to the performance of any of the properties subject to the Impacted Leases, taken as a whole, or (iv) any reduction or elimination of any rights granted to the Tenants and Tenant affiliated parties under the Impacted Leases, with respect to any proposed financing, including without limitation rights to a subordination, nondisturbance and attornment agreement, if any. For avoidance of doubt, the parties specifically acknowledge and agree that in connection with any proposed New Lease or proposed Recombined Lease, the factors set forth in the immediately preceding sentence shall be considered and applied not only to the proposed New Lease and the proposed Transferred Properties and the proposed Recombined Lease and the proposed Recombined Properties but also the (i) Original Lease and any properties remaining subject thereto following execution of a proposed New Lease and (ii) the New Lease and any remaining properties subject thereto following execution of a proposed Recombined Lease.

29.2. Amending Original Lease. Upon execution of such New Lease, and effective as of the Property Transfer Date, the Original Lease shall be amended or amended and restated as follows: (i) the Transferred Property shall be excluded from the premises; (ii) Fixed Rent under the Original Lease shall be reduced by the Allocated Rent allocable to the Transferred Property; (iii) the Allocated Rent shall be removed and such other conforming changes linked to the value of the Transferred Property shall be included; such other conforming changes as are reasonably required by Landlord to reflect that Transferred Property is no longer being leased pursuant to the Original Lease shall be included; and (iv) to add provisions substantially similar to those set forth in Sections 29.1.6 and 29.1.7. Such amendments shall be reflected in a formal amendment to, or amendment and restatement of, the Original Lease, which shall be promptly executed by the Landlord and Tenants following or concurrent with entry into the New Lease.

29.3. Guaranties. Any guarantor, including the Guarantor hereunder, of obligations of Tenants and their affiliates’ under the Original Lease and related agreements (including agreements regarding leases) shall guaranty obligations of the Tenant and its affiliates under the New Lease and related agreements (including agreements regarding leases) pursuant to a guaranty or guaranties in the same form and substance as the guaranties relating to the Original Lease and related agreements (or, at Landlord’s election, pursuant to ratifications or amendments to existing guaranties), with such other conforming changes as are reasonably required by Landlord to reflect that the Transferred Property is no longer being leased pursuant to the Original Lease.

29.4. Agreements Regarding Leases. Any other agreements regarding leases (each an “ARL”) relating to the Original Lease shall be amended as Landlord elects to either (i) add the New Lease and refer to the Original Lease as amended as contemplated in Section 29.2, or (ii) remove from its purview the Transferred Property. If Landlord elects (ii), then Landlord may further elect that the provisions of the ARL shall either (a) be incorporated into the New Lease or (b) a new ARL may be entered into that has provisions substantially similar to the ARL, but relates to a different group of properties that includes the Transferred Property. In each case the ARL amendment and new ARL shall be in form and substance substantially similar to the existing ARL, but with such conforming changes as Landlord may reasonably require (subject to Section 29.1.7) so that the changes in structure of the agreements relating to the Lease and Original Lease, in the aggregate, produce a result as close as practicable to that which existed under the existing ARL. Guarantor shall cause any of its affiliates that are parties to any such ARLs to execute and enter into any such amendments.

29.5. Effective Date: Meaning of Tenants. Any New Lease, amendment to (or amendment and restatement of) the Original Lease and any other document effectuating the transactions contemplated by this Section 29 shall be effective on the date when fully executed and delivered by the parties thereto. Landlord shall, and Guarantor shall cause Tenants and their Affiliates to, use reasonable and diligent efforts to complete, execute and deliver all of the foregoing documents within 14 days following the notice given pursuant to the first paragraph of this Section 29. As used in this Section 29, the “Tenants” under any Impacted Lease shall mean and refer to (i) the Tenants as set forth on Exhibit A so long as they are tenants under Impacted Leases, together with (ii) any affiliates thereof that may from time to time be tenants under any Impacted Lease.

29.6. Other Undertakings. Guarantor shall, and shall cause Tenant and its other affiliates as necessary to, take such actions and execute and deliver such documents, including without limitation, the New Lease, amendment to (or amendment and restatement of) the Original Lease, new or amended memorandum(s) of lease, guaranties, confirmations, ratifications and agreements regarding leases, amendments to ARLs, and any other documents and instruments as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 29, and Landlord shall execute and deliver such new or amended memorandum(s) of lease, other documents and instruments as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 29.

29.7. Costs. Landlord shall reimburse Tenants for their reasonable out-of-pocket costs paid to comply with the review, execution and delivery of the documentation required by this Section 29 and which obligation shall be recited in all New Leases and Recombined Leases.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and its corporate seals to be hereunto affixed and attested by its officers thereunto duly authorized.

BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By:	/S/ Eric W. Hoaglund
	Name:	Eric W. Hoaglund
	Title:	Vice President and Assistant Secretary

S-1

EXHIBIT A

ALTERRA LEASES:

Properties	Landlord	Tenant	Lease Agreement

1. Sterling House of Mesa, 6060 East Arbor Avenue, Mesa, AZ 85206

2. Clare Bridge of Ore Valley, 10175 North Oracle Road, Ore Valley, AZ 85737

3. Sterling House of Peoria, 8989 West Greenbriar Drive, Peoria, AZ 85382

4. Clare Bridge of Tempe, 1610 East Guadalupe Road, Tempe, AZ 85283

5. Sterling House on East Speedway, 8468 East Speedway Boulevard, Tucson, AZ 85710

6. Wynwood of Colorado Springs, 2780 Vickers Drive, Colorado Springs, CO 80918

7. Wynwood of Pueblo, 4723 Surfwood Lane, Pueblo, CO 81005

8. Sterling House of Pensacola, 8700 University Parkway, Pensacola, FL 32514

9. Clare Bridge of Tallahassee, 1980 Centre Pointe Boulevard, Tallahassee, FL 32308

10. Clare Bridge of West Melbourne, 7199 Greenboro Drive, West Melbourne, FL 32904

11. Sterling House of Winter Haven, 6110 Cypress Gardens Boulevard, Winter Haven, FL 33884

12. Clare Bridge Cottage of Winter Haven, 6120 Cypress Gardens Boulevard, Winter Haven, FL 33884

13. Wynwood at Twin Falls, 1367 Locust Street North, Twin Falls, ID 83301

14. Sterling House of Evansville, 6521 Greendale Drive, Evansville, IN 47711

15. Sterling House of Marion, 2452 West Kem Road, Marion, IN 49652

16. Sterling House of Portage, 3444 Swanson Road, Portage, IN 46368

17. Sterling House of Richmond, 3700 South A Street, Richmond, IN 47374

18. Clare Bridge of Leawood, 12724 State Line Road, Leawood, KS 62209

19. Clare Bridge Cottage of Topeka, 5800 SW Drury Lane, Topeka, KS 66604

20. Sterling House of Blaine, 1005 Paul Parkway NE, Blaine, MN 55434

21. Clare Bridge of Eden Prairie, 7513 Mitchell Road, Eden Prairie, MN 55344

22. Sterling House of Inver Grove Heights, 5891 Carmen Avenue, Inver Grove Heights, MN 55076

23. Clare Bridge of North Oaks, 300 Village Center Drive, North Oaks, MN 55127

24. Clare Bridge of Plymouth, 15855 22nd Avenue North, Plymouth, MN 55447

25. Clare Bridge of Winston-Salem, 275 South Peace Haven Road, Winston-Salem, NC 27104

26. Villas of Sherman Brook, 99 Brookside Drive, Clinton, NY 13323

27. Villas of Summerfield, 100 Summerfield Village Lane, Syracuse, NY 13215

28. Sterling House of Alliance, 1277 South Sawburg Road, Alliance, OH 44601

29. Clare Bridge Cottage of Austintown, 1420 South Canfield Niles Road, Austintown, OH 44515

30. Sterling House of Beaver Creek, 3839 Indian Ripple Road, Beaver Creek, OH 45440

31. Sterling House of Westerville, 6377 Cooper Road, Columbus, OH 43231

32. Sterling House of Salem, 1916 South Lincoln Avenue, Salem, OH 44460

33. Clare Bridge of Lynnwood, 18706 36th Avenue West, Lynnwood, WA 98307

34. Clare Bridge of Puyallup, 8811 176th Street East, Puyallup, WA 98375

35. Sterling House of Fond du Lac, 1001 Primrose Lane, Fond du Lac, WI 54935

36. Clare Bridge of Kenosha, 10108 74th Street, Kenosha, WI 53143

37. Clare Bridge Cottage of LaCrosse, 3161 East Avenue South, LaCrosse, WI 54601

38. Sterling House of LaCrosse, 3141 East Avenue South, LaCrosse, WI 54601

	PSLT-ALS Properties I, LLC	ALS Properties Tenant I, LLC	Property Lease Agreement by PSLT-ALP Properties I, LLC and ALS Properties Tenant I, LLC

1. Wynwood of Northville, Northville, Michigan

2. Wynwood of Utica, Utica, Michigan

3. Clare Bridge of Westampton, Westampton, New Jersey

4. Clare Bridge of Williamsville, Amherst, New York

5. Wynwood Commons of Kenmore, Kenwood, New York

6. Clare Bridge of Niskayuna, Niskayuna, New York

7. Wynwood Commons of Niskayuna, Niskayuna, New York

8. Clare Bridge of Perinton, Pittsford, New York

9. Clare Bridge of Cary, Cary, North Carolina

PSLT-ALS Properties II, LLC	ALS Properties Tenant II, LLC	Amended and Restated Property Lease Agreement by PSLT-ALP Properties II, LLC and ALS Properties Tenant II, LLC

PROVIDENT LEASES:

Property	Landlord	Tenant	Lease Agreement

The Springs of East Mesa, Mesa, Arizona	Brookdale Living Communities of Arizona-EM, LLC	BLC-Springs at East Mesa, LLC	Property Lease Agreement by and between Brookdale Living Communities of Arizona-EM, LLC and BLC-Springs at East Mesa, LLC, dated as of October 19, 2004

Woodside Terrace, Redwood City, California	Brookdale Living Communities of California-RC, LLC	BLC-Woodside Terrace, L.P.	Property Lease Agreement by and between Brookdale Living Communities of California-RC, LLC and BLC-Woodside Terrace, L.P., dated as of October 19, 2004

The Atrium, San Jose, California	Brookdale Living Communities of California, LLC	BLC-Atrium of San Jose, L.P.	Property Lease Agreement by and between Brookdale Living Communities of California, LLC and BLC-Atrium at San Jose, L.P., dated as of October 19, 2004

Brookdale Place at San Marcos, San Marcos, California	Brookdale Living Communities of California-San Marcos, L.P.	BLC-Brookdale Place of San Marcos, L.P.	Property Lease Agreement by and between Brookdale Living Communities of California-San Marcos, L.P. and BLC-Brookdale Place at San Marcos, L.P., dated as of October 19, 2004

The Gables at Farmington, Farmington, Connecticut	Brookdale Living Communities of Connecticut, LLC	BLC-Gables at Farmington, LLC	Property Lease Agreement by and between Brookdale Living Communities of Connecticut, LLC and BLC-Gables at Farmington, LLC, dated as of October 19, 2004

Chatfield, West Hartford, Connecticut	PSLT-BLC Properties Holdings, LLC (successor by merger to Brookdale Living Communities of Connecticut-WH, LLC)	BLC-Chatfield, LLC	Property Lease Agreement by and between Brookdale Living Communities of Connecticut-WH, LLC and BLC-Chatfield, LLC, dated as of October 19, 2004

Property	Landlord	Tenant	Lease Agreement

The Classic at West Palm Beach, West Palm Beach, Florida	Brookdale Living Communities of Florida-CL, LLC	Brookdale Living Communities of Florida, Inc.	Property Lease Agreement by and between Brookdale Living Communities of Florida-CL, LLC and Brookdale Living Communities of Florida, Inc., dated as of October 19, 2004

The Hallmark, Chicago, Illinois	Brookdale Living Communities of Illinois-2960, LLC	BLC-The Hallmark, LLC	Property Lease Agreement by and between Brookdale Living Communities of Illinois-2960, LLC and BLC-The Hallmark, LLC, dated as of October 19, 2004

The Kenwood of Lake View, Chicago, Illinois	Brookdale Living Communities of Illinois-HV, LLC	BLC-Kenwood of Lake View, LLC	Property Lease Agreement by and between Brookdale Living Communities of Illinois-HV, LLC and BLC-Kenwood of Lake View, LLC, dated as of October 19, 2004

The Heritage of Des Plaines, Des Plaines, Illinois	River Oaks Partners	BLC-The Heritage of Des Plaines, LLC	Property Lease Agreement by and between River Oaks Partners and BLC-The Heritage of Des Plaines, LLC, dated as of October 19, 2004

The Devonshire of Hoffman Estates, Hoffman Estates, Illinois	Brookdale Living Communities of Illinois-Hoffman Estates, LLC	BLC-Devonshire of Hoffman Estates, LLC	Property Lease Agreement by and between Brookdale Living Communities of Illinois-Hoffman Estates, LLC and BLC-Devonshire of Hoffman Estates, LLC, dated as of October 19, 2004

The Devonshire of Lisle, Lisle, Illinois	The Ponds of Pembroke Limited Partnership	BLC-Devonshire of Lisle, LLC	Property Lease Agreement by and between The Ponds of Pembroke Limited Partnership and BLC-Devonshire of Lisle, LLC, dated as of October 19, 2004

Property	Landlord	Tenant	Lease Agreement

The Willows, Vernon Hills, Illinois	PSLT-BLC Properties Holdings, LLC (successor by merger to Brookdale Living Communities of Illinois-HLAL, LLC)	BLC-The Willows, LLC	Property Lease Agreement by and between Brookdale Living Communities of Illinois-HLAL, LLC and BLC-The Willows, LLC, dated as of October 19, 2004

Hawthorn Lakes, Vernon Hills, Illinois	Brookdale Living Communities of Illinois-II, LLC	BLC-Hawthorne Lakes, LLC	Property Lease Agreement by and between Brookdale Living Communities of Illinois-II, LLC and BLC-Hawthorne Lakes, LLC, dated as of October 19, 2004

The Berkshire of Castleton, Indianapolis, Indiana	PSLT-BLC Properties Holdings, LLC (successor by merger to BLC of Indiana-OL, L.P.)	BLC-The Berkshire of Castleton, L.P.	Property Lease Agreement by and between BLC of Indiana-OL, L.P. and BLC-The Berkshire of Castleton, L.P., dated as of October 19, 2004

River Bay Club, Quincy, Massachusetts	Brookdale Living Communities of Massachusetts-RB, LLC	BLC-River Bay Club, LLC	Property Lease Agreement by and between Brookdale Living Communities of Massachusetts-RB, LLC and BLC-River Bay Club, LLC, dated as of October 19, 2004

Edina Park Plaza, Edina, Minnesota	Brookdale Living Communities of Minnesota, LLC	BLC-Edina Park Plaza, LLC	Property Lease Agreement by and between Brookdale Living Communities of Minnesota, LLC and BLC-Edina Park Plaza, LLC, dated as of October 19, 2004

Property	Landlord	Tenant	Lease Agreement

Brendenwood, Voorhees, New Jersey	Brookdale Living Communities of New Jersey, LLC	BLC-Brendenwood, LLC	Property Lease Agreement by and between Brookdale Living Communities of New Jersey, LLC and BLC-Brendenwood, LLC, dated as of October 19, 2004

Ponce de Leon, Santa Fe, New Mexico	PSLT-BLC Properties Holdings, LLC (successor by merger to Brookdale Living Communities of New Mexico-SF, LLC)	BLC-Ponce De Leon, LLC	Property Lease Agreement by and between Brookdale Living Communities of New Mexico-SF, LLC and BLC-Ponce De Leon, LLC, dated as of October 19, 2004

The Gables at Brighton, Rochester, New York	Brookdale Living Communities of New York-GB, LLC	BLC-Gables at Brighton, LLC	Property Lease Agreement by and between Brookdale Living Communities of New York-GB, LLC and BLC-Gables at Brighton, LLC, dated as of October 19, 2004

Park Place, Spokane, Washington	Brookdale Living Communities of Washington-PP, LLC	BLC-Park Place, LLC	Property Lease Agreement by and between Brookdale Living Communities of Washington-PP, LLC and BLC-Park Place, LLC, dated as of October 19, 2004

Westbury Care Center, Lisle, Illinois	Ventas Realty, Limited Partnership	Brookdale Living Communities of Illinois-DNC, LLC	Property Lease Agreement by and between Ventas Realty, Limited Partnership and Brookdale Living Communities of Illinois-DNC, LLC, dated as of February , 2009

GRAND COURT LEASES:

Property	Landlord	Tenant	Lease Agreement

Grand Court Adrian, Adrian, Michigan	Ventas Realty, Limited Partnership	BLC Adrian-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Albuquerque, Albuquerque, New Mexico	Ventas Realty, Limited Partnership	BLC Albuquerque-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Belleville, Belleville, Illinois	Ventas Realty, Limited Partnership	BLC Belleville-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Property	Landlord	Tenant	Lease Agreement

Grand Court Bristol, Bristol, Virginia	Ventas Realty, Limited Partnership	BLC Bristol-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Dayton, Dayton, Ohio	Ventas Realty, Limited Partnership	BLC Dayton-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Farmington Hills, Farmington Hills, Michigan	Ventas Farmington Hills, LLC	BLC Farmington Hills-GC, LLC	Lease Agreement by Ventas Farmington Hills, LLC and BLC Farmington Hills-GC, LLC

Grand Court Findlay, Findlay, Ohio	Ventas Realty, Limited Partnership	BLC Findlay-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Property	Landlord	Tenant	Lease Agreement

Grand Court Fort Myers, Fort Myers, Florida	Ventas Realty, Limited Partnership	BLC Fort Myers-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Kansas City, Kansas City, Missouri	Ventas Kansas City I, LLC	BLC Kansas City-GC, LLC	Lease Agreement by Ventas Kansas City I, LLC and BLC Kansas City-GC, LLC

Grand Court Las Vegas, Las Vegas, Nevada	Ventas Realty Limited Partnership	BLC Las Vegas-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Lubbock Lubbock, Texas	Ventas Realty, Limited Partnership	BLC Lubbock-GC, L.P.	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Property	Landlord	Tenant	Lease Agreement

Grand Court Overland Park Overland Park, Kansas	Ventas Realty, Limited Partnership	BLC Overland Park-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Springfield Springfield, Ohio	Ventas Realty, Limited Partnership	BLC Springfield-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Grand Court Tavares, Tavares, Florida	Ventas Realty, Limited Partnership	BLC Tavares-GC, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

Property	Landlord	Tenant	Lease Agreement

The Seasons at Glenview Place, Glenview, Illinois	Ventas Realty, Limited Partnership	Brookdale Living Communities of Illinois-GV, LLC	Master Lease Agreement by Ventas Realty, Limited Partnership and BLC Adrian-GC, LLC; BLC Albuquerque-GC, LLC; BLC Bristol-GC, LLC; BLC Dayton-GC, LLC; BLC Fort Myers-GC, LLC; BLC Las Vegas-GC, LLC; BLC Lubbock-GC, L.P.; BLC Overland Park-GC, LLC; BLC Tavares-GC, LLC, Brookdale Living Communities of Illinois-GV, LLC, BLC Belleville-GC, LLC, BLC Findlay-GC, LLC, and BLC Springfield-GC, LLC

AGREEMENTS REGARDING LEASES:

That certain Agreement Regarding Leases by and between ALS Properties Holding Company, LLC, a Delaware limited liability company, and PSLT-ALS Properties Holdings, LLC, a Delaware limited liability company, dated as of October 20, 2004.

That certain Agreement Regarding Leases by and between Brookdale Provident Properties, LLC, a Delaware limited liability company, and PSLT-BLC Properties Holdings, LLC, a Delaware limited liability company, dated as of October 19, 2004.

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